Item 77D - 	Deutsche Ultra-Short Investment
Grade Fund (a series of Deutsche
Income Trust) (the "Fund")

Effective December 1, 2016, the Fund's investment objective will become as follows:

The fund seeks to provide current income consistent with the preservation of capital and liquidity.